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                                                                   Exhibit 10.38

            AMENDMENT TO RESIGNATION AGREEMENT AND GENERAL RELEASE

          This Amendment to Resignation Agreement and General Release (the "Amendment") is entered into as of this _____ day of October, 1996 by and between David J. Birkenshaw ("Birkenshaw") and Atlas Corporation, a corporation organized under the laws of Delaware ("Atlas").


                                    Recitals
                                    --------

          A. Birkenshaw and Atlas are parties to the Resignation Agreement and General Release made and entered into as of June 21, 1996 (the "Agreement").

          B. Certain disputes and issues have arisen between Birkenshaw and Atlas concerning the interpretation of, and performance under, the Agreement.

          C. The parties have agreed to compromise their differences and to settle their disputes by entering into this Amendment.


                                   Agreement
                                   ---------

          In consideration of the mutual promises contained herein, the parties incorporate by reference and agree to the accuracy of the above Recitals and further agree as follows:
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     1.   Lump Sum Payment. With regard to Paragraph 3(a) of the Agreement,
Birkenshaw and Atlas agree as follows:

          (a) In full satisfaction of Atlas's outstanding obligation as of the date of this Amendment to make monthly installment payments as contemplated by Paragraph 3(a)(ii) of the Agreement, the parties agree that Atlas shall pay the amount of $54,000 to Birkenshaw. This amount shall not be reduced by the amount of any expenses, advances, loans, or other amounts owed to Atlas and its Affiliates (as that term is defined in the Agreement) which were known to Atlas as of October 8, 1996. Atlas specifically waives its rights to deduct or otherwise collect such amounts from Birkenshaw provided, however, that Atlas specifically reserves and does not waive its right to collect and seek reimbursement for any such amounts or expenses of which Atlas becomes aware at any time after October 8, 1996.

          (b) Birkenshaw warrants and represents that, as of October 1, 1996, he is a Canadian citizen and resident for tax purposes, and that he is no longer a United States citizen or resident for tax purposes. In reliance upon this warranty and representation, Atlas agrees that it will not withhold payroll or other taxes from the amount to be paid to Birkenshaw pursuant to subparagraph
(a). In the event that any taxing authority treats or attempts to treat that payment as payment of wages subject to withholding and/or income taxes, Birkenshaw agrees to pay his own taxes, attorneys' fees, penalties and interest associated with or
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arising from any such treatment or attempted treatment. He further agrees to indemnify and hold Atlas harmless against any and all amounts (including, without limitation, taxes, attorneys' fees, penalties and interest), which are or become due from Birkenshaw or from Atlas to any taxing authority as a result of this Amendment and the payment provided by the preceding subparagraph.

          (c) Atlas's payment shall be made, within 5 business days after the date of this Amendment, by depositing such amount as Birkenshaw may direct.

          2. Jones, Gable & Company Limited. With regard to Jones, Gable & Company Limited ("Jones, Gable"), Birkenshaw and Atlas agree as follows:

          (a) Atlas hereby assigns all of its right, title, interest, and ownership rights to Jones, Gable Account No. 300202-9 to Birkenshaw. Atlas and Birkenshaw agree that Paragraph 3 (f) of the Agreement is superseded by the preceding sentence of this subparagraph. Immediately after the transfer of this account, Birkenshaw shall apply that account toward partial payment of the invoice referred to in subparagraph (b).

          (b) Birkenshaw agrees to assume all responsibility, and to hold harmless and indemnify Atlas, with regard to the March 27, 1996 Jones, Gable invoice to Atlas in the

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amount of US$24,000.00. Birkenshaw agrees to pay the full amount of that invoice to Jones, Gable within 5 business days after receipt of the payment specified in subparagraph (c).

          (c) Within 5 business days after the date of this Amendment, Atlas shall pay Birkenshaw the amount of $6,000 in consideration for his promises set forth in subparagraphs (a) and (b). This amount is in addition to the amount referred to in Paragraph 1 of this Amendment.

          (d) Concurrently with the execution of this Amendment, Atlas and Birkenshaw shall execute a document, in the form of that attached hereto as Exhibit A, advising Jones, Gable of their agreement set forth in subparagraphs
(a) and (b). Atlas shall then deliver the original of that document to Jones, Gable.

          3. Medical Benefits. As of the date of this Amendment, Birkenshaw hereby waives all right, on behalf of himself and his dependents, to be provided with coverage under Atlas's medical benefits plan pursuant to Paragraph 3(d) of the Agreement.

          4. Status. Birkenshaw and Atlas agree to delete Paragraph 3(c) of the Agreement, and they further agree that, as of the effective date of this Amendment, Birkenshaw is not an Atlas employee in any sense or capacity.

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          5. Effect of Agreement. Except to the extent that it has been specifically modified or amended by this Amendment, the Agreement remains in full force and effect, and Birkenshaw and Atlas agree that the Agreement and Amendment, taken together, constitute the entire agreement between the parties hereto.

                              /s/ David J. Birkenshaw
                              -----------------------
                              David J. Birkenshaw

                              ATLAS CORPORATION


                              By:  /s/ Gerald E. Davis
                                  --------------------
                              Name:  Gerald E. Davis

                              Title: President

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                       [LETTERHEAD OF ATLAS CORPORATION]


October 11, 1996



Mr. D. M. Ross
Jones, Gable & Company Limited
110 Yonge Street
Toronto, Ontario  M5C 1T6
Canada

Dear Mr. Ross:

Atlas Corporation hereby transfers all of its right, title and interest to Account No. 300202-9 (Account Name: Atlas Corporation) to David J. Birkenshaw. David J. Birkenshaw simultaneously assumes all responsibility for payment of the March 27, 1996 invoice to Atlas Corporation in the amount of US$24,000.00.

                              ATLAS CORPORATION



                              By: /s/ Jerome C. Cain
                                  --------------------
                                  Jerome C. Cain
                                  Vice President Finance

Agreed to on October 11, 1996

/s/ David J. Birkenshaw
---------------------------
David J. Birkenshaw

Jones, Gable & Company Limited hereby agrees to the assignment of all ownership rights of Atlas' Account #300202-9 to David J. Birkenshaw and further agrees to release Atlas Corporation from any and all obligations heretofore due Jones & Gable.

Agreed to on October 15, 1996

/s/ Jones & Gable Company Limited
---------------------------------
Jones & Gable
Title:                            Clerk
       --------------------------